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                                                                   EXHIBIT 10.29

                          TRANSITION CAPACITY AGREEMENT

                                     BETWEEN

                          ASTORIA GAS TURBINE POWER LLC

                                       AND

                 CONSOLIDATED EDISON COMPANY OF NEW YORK, INC.

                            Dated as of June 25, 1999




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                                TABLE OF CONTENTS

                                                                         Page
                                                                         ----
1. DEFINITIONS .........................................................   3
2. EFFECTIVENESS, TERM AND TERMINATION .................................   5
3. CAPABILITY AND AVAILABILITY REQUIREMENTS ...........................    6
4. INSTALLED CAPACITY PURCHASE, QUANTITY AND PAYMENTS ..................   7

        4.1 Capacity Purchase Quantity .................................   7
        4.2 Capacity Payments ..........................................   7
        4.3 Capacity Deficiency Payments ...............................   8

5. SCHEDULING ..........................................................   9

6. BILLING AND PAYMENT PROCEDURES ......................................   9

        6.1 Billing and Payments .......................................   9
        6.2 Billing Disputes ...........................................  10
        6.3 Survival ...................................................  10

7. FORCE MAJEURE .......................................................  10
8. ASSIGNMENT; NO THIRD PARTY BENEFICIARIES ............................  11
9. EXTENSION; WAIVER ...................................................  11
10. COUNTERPARTS .......................................................  12
11. GOVERNING LAW ......................................................  12
12. SEVERABILITY .......................................................  12
13. AMENDMENT ..........................................................  12
14. ENTIRE AGREEMENT ...................................................  13
15. FURTHER ASSURANCES .................................................  13
16. INDEPENDENT CONTRACTOR STATUS ......................................  13
17. NOTICES ............................................................  13


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18. INTERPRETATION .....................................................  14
19. JURISDICTION AND ENFORCEMENT .......................................  15
20. CONFLICT ...........................................................  15


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                      TRANSITION CAPACITY AGREEMENT BETWEEN
                  ASTORIA GAS TURBINE POWER LLC AND CONSOLIDATED
                        EDISON COMPANY OF NEW YORK, INC.

          This Transition Capacity Agreement ("Agreement") is made and entered into as of this day of June 25, 1999, by and between Astoria Gas Turbine Power LLC ("ASTORIA POWER"), a Delaware limited liability company having its principal place of business at 1221 Nicollet Mall, Minneapolis, Minnesota 55403, and Consolidated Edison Company of New York, Inc. ("Con Edison"), a New York corporation. Astoria Power and Con Edison shall each be referred to as a "Party", and shall be referred to collectively as the "Parties."

          WHEREAS, NRG Energy, Inc. ("NRG Energy") and Con Edison have entered into the Generating Plant and Gas Turbine Asset Purchase and Sale Agreement ("APA"), dated January 27, 1999, as amended, and certain other agreements specified in the APA relating to the purchase by NRG Energy of certain of Con Edison's generating assets comprised of generating facilities (collectively, the "Purchased Assets").

          WHEREAS, NRG Energy will assign to Astoria Power on or prior to the Closing Date (as defined below) its rights and obligations under the APA relating to the purchase from Con Edison OF the Gas Turbines (as defined below) and certain other assets related thereto in accordance with the terms and conditions of the APA, and NRG Energy will assign to Arthur Kill Power LLC ("AK POWER") on or prior to the Closing Date its rights and obligations under the APA relating to the purchase from Con Edison of the Generating Plant (as defined below) and certain other assets relating thereto in accordance with the terms and conditions of the APA.

          WHEREAS, the rights and obligations of buyers and providers of electric generating capacity, energy, transmission and ancillary services may be modified by a proposal (the "Proposal") currently pending before the Federal Energy Regulatory Commission ("FERC") to restructure the New York Power Pool, which Proposal contemplates, among other things, (i) the formation of the ISO (as defined) and (ii) the implementation of the ISO Tariff filed on December 19, 1997, in FERC Docket Nos. ER97-1523-000, OA97-470-000 and ER97-4234-000, as such filings may be amended from time-to-time;

          WHEREAS, FERC may approve, accept, modify, or reject the Proposal, and its actions may affect the rights and obligations of the Parties under this Agreement;

          WHEREAS, FERC has accepted for filing certain market power mitigation measures applicable to sales of capacity, energy and certain other services from specified electric generating units in New York City in FERC Docket No. ER98-3169-000 (such measures, as may be modified from time to time, and any other applicable market power mitigation measures that may be imposed by FERC, ISO or the New York State Public Service Commission ("PSC"), the "Mitigation Measures");



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          WHEREAS, SALES of capacity, energy and certain other services from the Gas Turbines will be subject to, and the rights and obligations of the Parties under this Agreement may be affected by, the Mitigation Measures; and

          WHEREAS, in recognition of Con Edison's installed capacity requirements for its delivery service customers and its remaining native load customers, Astoria Power and Con Edison are entering into this Agreement, whereby Astoria Power will maintain the electric generating capability and availability of the Gas Turbines at specified levels for the term of this Agreement and whereby, during certain periods, Con Edison will purchase from Astoria Power, and Astoria Power will sell to Con Edison, specified amounts of Installed Capacity (as defined herein).

          NOW THEREFORE, in consideration of the mutual agreements and commitments contained herein, Astoria Power and Con Edison hereby agree as follows:

1.        DEFINITIONS.

          (a) The following terms shall have the meanings set forth below. Any term used in this Agreement that is not defined herein shall have the meaning customarily attributed to such term by the electric utility industry in New York.

          "Ancillary Agreements" shall have the meaning ascribed thereto in the APA.

          "Business Day" shall mean any day other than Saturday, Sunday or any day which is a legal holiday or a day on which banking institutions in the State of New York are authorized or required by law or other governmental action to close.

          "Closing" shall mean the closing of the sale of the Purchased Assets and certain other assets as contemplated by the APA.

          "Closing Date" shall mean the date and time at which the Closing actually occurs.

          "Gas Turbines" means the gas turbine units GT2 through GT5 and GT7 through GT13 located at the Astoria Gas Turbine site.

          "Generating Plant" means the units 2 and 3 steam-powered generating facilities and gas turbine unit GT 1 located at the Arthur Kill Generating Station.

          "Government Authority" shall mean any court, administrative or regulatory agency or commission or other government entity or instrumentality or any department thereof.

          "Installed Capacity" shall mean electric generating capacity of the Gas Turbines that satisfies all of the requirements applicable to installed capacity established by the NYPP or ISO, as the case may be, as such requirements apply to Con Edison.

          "ISO" shall mean the New York Independent System Operator, as described in the Supplemental Filing, or its successors.

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          "ISO Commencement Date" shall mean the date on which the ISO officially commences operations of a spot market for energy, spinning and non-spinning reserves and automatic generator control, as signified by the first day that resources such as the Generating Plant or Gas Turbines are allowed to bid into each market on a non-trial or non-experimental basis.

          "ISO Rules" shall mean the rules and procedures adopted by the ISO pursuant to the ISO Tariff from time to time in effect and the related ISO agreements.

          "ISO Tariff" shall mean the tariff described in the Supplemental Filing, as it may be amended from time to time.

          "NERC" shall mean the North American Electric Reliability Council or its successors.

          "NYPP" shall mean the New York Power Pool or its successors.

          "NPCC" shall mean the Northwest Power Coordinating Council or its successors.

          "NYPP Rules" shall mean the rules and procedures of the NYPP from time to time in effect.

          "NYSRC" shall mean the New York State Reliability Council or its successor.

          "Replacement Capacity" shall mean installed capacity from resources other than the Gas Turbines which resources are identified by Astoria Power and subsequently identified to the NYPP or ISO, as the case may be, as sources of installed capacity in Con Edison's periodic reports required under applicable procedures, provided that such installed capacity (i) is from resources that are located in New York City or directly interconnected to Con Edison's electric system in New York City, and (ii) would satisfy the installed capacity requirements applicable to Con Edison, including any applicable delivery requirements, established by the NYPP or ISO, as the case may be.

          "Replacement Capacity Costs" shall mean the incremental costs and expenses for Replacement Capacity to the extent costs and expenses for Replacement Capacity exceed the payments for ICAP calculated in accordance with
Section 4.2.

          "Supplemental Filing" shall mean the December 19, 1997 Supplemental Filing to the Comprehensive Proposal to Restructure the New York Wholesale Electric Market in FERC Docket Nos. E-R97-1523-000, OA97-47000, and ER97-4234-000.

          "Summer Capability Period" shall have the meaning provided by the NYPP or ISO, as the case may be, as may be modified from time to time. Summer Capability Period is currently May 1 through October 31 of each year.


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          "Winter Capability Period" shall have the meaning provided by the NYPP or ISO, as the case may be, as may be modified from time to time. Winter Capability Period is currently each November 1 through April 30 of the following calendar year.

          (b) Each of the following terms has the meaning specified in the Section set forth opposite such term:

          Term                                        Section
          ----                                        -------

          Astoria Power                               Preamble
          Affiliate                                   8(a)
          Agreement                                   Preamble
          APA                                         Recitals
          Capacity Payment                            4.2
          Capacity Deficiency Payments                4.3
          Con Edison                                  Preamble
          Confidentiality Agreement                   14
          DMNC                                        3(a)
          FERC                                        Recitals
          Force Majeure Event                         7(a)
          ICAP                                        4.2
          Mitigation Measures                         Recitals
          Party                                       Preamble
          PSC                                         Recitals
          Proposal                                    Recitals
          Purchased Assets                            Recitals
          Required Net Capability                     3(a)


2.        EFFECTIVENESS, TERM AND TERMINATION.

          2.1 This Agreement shall only become effective upon the consummation of the Closing. If the APA is terminated for any reason prior to the Closing, then this Agreement shall also terminate and be of no further force or effect.

          2.2 This Agreement shall expire on the later of (a) the earlier of (i) December 31, 2002 or (ii) the date on which Astoria Power receives written notice from the ISO to the effect that none of the electric capacity of the Gas Turbines is required for meeting the installed capacity requirements in New York City as determined by the ISO, or (b) the end of the capability period immediately preceding the capability period covered by the first auction for capacity sponsored by the ISO that occurs after the Closing Date.

          2.3 The Parties agree that, notwithstanding any other provision of this Agreement, the APA or any other Ancillary Agreement, this Agreement may not be terminated prior to its expiration by either Party under any circumstances, including as a result of a breach, whether


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or not material, by the other Party, except pursuant to an agreement in writing executed by each Party.

          2.4 If any Governmental Authority having jurisdiction over this Agreement requires any modification to, or imposes any condition on acceptance or approval of this Agreement, then the Parties shall engage in good faith negotiations in order to amend this agreement to satisfy, or otherwise address, such modification or condition. Notwithstanding the foregoing, the Parties acknowledge and agree that the effectiveness of Section 2.5 hereof is not contingent upon FERC approval.

          2.5 In the event that the ISO Commencement Date does not occur by December 31, 2001, either Party may request the other Party to renegotiate in good faith the terms and conditions, including payment terms, for purchases of Installed Capacity under this Agreement. If, upon such request by either Party, the Parties are unable to reach agreement on such revised terms and conditions, Astoria Power shall file tariffs governing such purchases with the appropriate regulatory agency or agencies, to become effective as of April 1, 2002, and, upon the effectiveness of such tariffs, as may be modified by such regulatory agency or agencies, the terms and conditions contained in the approved tariffs shall be binding upon the Parties and shall govern the purchases of Installed Capacity under this Agreement; provided, however, that Con Edison shall have the right to protest the tariffs filed by Astoria Power to such regulatory agency or agencies.

3.        CAPABILITY AND AVAILABILITY REQUIREMENTS.

          (a) During the term of this Agreement, Astoria Power will use commercially reasonable efforts to maintain the electric generating capability and availability of the Gas Turbines (i) to provide 614 MWs of Installed Capacity, after any adjustment set forth in the ISO Rules to reflect the failure by the Gas Turbines to satisfy the minimum generator availability targets established by the ISO Rules applicable to the Gas Turbines (the "Required Net Capability") and (ii) to satisfy all criteria, standards and requirements applicable to providers of installed capacity (including locational, seasonal and other performance requirements and compliance with all applicable tariffs, rules and practices) established by the NYSRC, NPCC, NERC and by the NYPP or the ISO, as applicable. Subject to Astoria Power's obligations under Section 4 below, the foregoing obligations shall not apply to any portion of the electric generating capacity of the Gas Turbines with respect to which Astoria Power receives a written notice from the ISO that such capacity is no longer required for meeting the installed capacity requirements in New York City as determined by the ISO.

          (b) For each capability period in which Astoria Power fails to maintain the capability and availability of the Gas Turbines to provide an amount of Installed Capacity of no less than the Required Net Capability as required under Section 3(a)(i), as such amount of Installed Capacity is demonstrated by a DMNC test and adjusted, if necessary, in accordance with the ISO Rules to reflect the failure by the Gas Turbines to satisfy the applicable minimum generator availability targets, Astoria Power shall pay to Con Edison a deficiency charge equal to the product of (i) the amount (in MW) by which the Installed Capacity provided is deficient, less any Replacement Capacity purchased by Astoria Power for the applicable

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capability period to the extent such Replacement Capacity is not otherwise required to meet the installed capacity requirements for New York City under applicable ISO Rules in such capability period, and (ii) the deficiency charge per MW applicable under the NYPP Rules or ISO Rules, as the case may be, for failure by providers of installed capacity to satisfy applicable installed capacity requirements. Payment of such deficiency charges shall be due at the end of the first month following the end of the capability period for which the deficiency charged is assessed.

          (c) Following each capability period, and at such other times as may reasonably be requested by Con Edison, Astoria Power shall provide Con Edison access to, or copies of, such relevant plant data and other documents and records reasonably requested by Con Edison as is necessary to verify the electric generating capability and availability of the Gas Turbines, and any deficiency in the amount of Installed Capacity provided, for such capability period or for another period as may be reasonably requested by Con Edison.

4.        INSTALLED CAPACITY PURCHASE, QUANTITY AND PAYMENTS.

          4.1 Capacity Purchase Quantity

          (a) From the Closing Date until the later of (i) the end of the 1999 Summer Capability Period or (ii) the end of the capability period immediately preceding the capability period covered by the first auction for capacity for or including New York City sponsored by the ISO that occurs after the Closing Date, Astoria Power will sell to Con Edison and Con Edison will purchase from Astoria Power an amount of Installed Capacity equal to 100 percent of the Installed Capacity as demonstrated by the Gas Turbines during the most recent DMNC test, performed during the applicable capability period in accordance with applicable procedures of the NYPP or ISO, as the case may be, provided, however, that the amount of Installed Capacity to be provided under this Section 4.l(a) shall be no less than the Required Net Capability. Astoria Power shall notify Con Edison five days prior to the conduct of any DMNC test, and Con Edison shall have the right to observe such test.

          (b) If the 1999-2000 Winter Capability Period is covered by an auction for capacity for or including New York City sponsored by the ISO, Astoria Power will sell to Con Edison and Con Edison will purchase from Astoria Power 191 MW of Installed Capacity during the 1999-2000 Winter Capability Period. Astoria Power shall identify to Con Edison in writing the specific generating units of the Gas Turbines that Astoria Power will use to supply such Installed Capacity to Con Edison and the amount of Installed Capacity to be supplied from each such generating unit in accordance with Section 5.

          (c) Subject to Astoria Power's obligations under Section 3(a), and to the extent permitted by NYPP Rules or ISO Rules, as the case may be, Astoria Power may use Replacement Capacity to supply the Installed Capacity required to be provided to Con Edison under this Section 4.1.

          4.2 Capacity Payments

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          Subject to the provisions of Section 2.5, the monthly payment from Con
Edison to Astoria Power for Installed Capacity ("Capacity Payment") shall equal the product of (a) the ICAP, (b) a daily per-MW rate which, on an annualized basis, is equivalent to $105/kW-Year and (c) the number of days in the applicable month (or portion thereof, if applicable). "ICAP" is the amount of Installed Capacity, in MW, including Replacement Capacity, that is actually provided by Astoria Power to Con Edison based upon the applicable summer period DMNC testing performed in accordance with applicable procedures of the NYPP or ISO, as the case may be adjusted, if necessary, in accordance with the ISO
Rules to reflect the failure by the Gas Turbines to satisfy the applicable minimum generator availability targets established by the ISO Rules.

          4.3 Capacity Deficiency Payments

          (a) Whenever ICAP provided by Astoria Power to Con Edison is less than the amount of Installed Capacity that Astoria Power is required to sell to Con Edison under Section 4.1, Astoria Power shall pay to Con Edison deficiency payments ("Capacity Deficiency Payments"), which shall equal:

          The sum of (i) all installed capacity deficiency charges imposed by the NYPP or ISO, as the case may be, on Con Edison, to the extent the deficiency charges exceed payments for Installed Capacity, in respect of which a deficiency charge was imposed, that would have been due under Section 4-2; (ii) Con Edison's Replacement Capacity Costs that are reasonably incurred if, and to the extent that, Astoria Power fails to provide Replacement Capacity and Con Edison obtains such Replacement Capacity; (iii) all other directly related costs and expenses, to the extent not included in (i) and (ii), that are reasonably incurred by Con Edison as a direct result of Astoria Power's failure to provide Con Edison with the required amount of Installed Capacity; provided, however, that any Capacity Deficiency Payments will be credited against deficiency charges due to Con Edison under Section 3(b).

          (b) If Con Edison incurs any reasonable costs and expenses described in Section 4.3(a) over a period greater than one calendar month, Con Edison shall, subject to Astoria Power's approval, which shall not be unreasonably withheld, allocate those costs on a monthly basis.

          4.4 Billing and payments of the Capacity Payment due under Section 4.2 and the Capacity Deficiency Payments due under Section 4.3 shall be made in accordance with Section 6.

          4.5 Subject to the terms and conditions set forth herein, Astoria Power shall satisfy all requirements applicable to suppliers of installed capacity established by the NYPP or ISO, as the case may be, including any applicable locational and seasonal requirements and compliance with and satisfaction of all applicable tariffs, rules and practices, so that Con Edison will receive the amount of Installed Capacity specified in Section 4.1.

          4.6 Subject to the terms and conditions set forth herein, Con Edison shall satisfy all requirements applicable to purchasers of installed capacity established by the NYPP or ISO, as


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the case may be. Notwithstanding the provisions of Section 4.3, Con Edison shall have no obligation to obtain Replacement Capacity if Astoria Power fails to supply all or part of the Installed Capacity required under Section 4.1 or to obtain Replacement Capacity for any shortfall in such Installed Capacity.

5.        SCHEDULING.

          Consistent with the procedures of the NYPP or ISO, as the case may be, and consistent with Astoria Power's obligations under Section 4.1 and 4.5, Astoria Power shall specify to Con Edison in writing, for each Summer Capability Period and for each Winter Capability Period, the generating units of the Gas Turbines that Astoria Power will use to supply Installed Capacity to Con Edison for such Summer Capability Period or Winter Capability Period, as the case may be, and the amount of Installed Capacity to be supplied from each generating unit, or any change thereto, at least 30 days before the date Con Edison is required to report such information, or any changes thereto, to the NYPP or ISO, as the case may be.

6.        BILLING AND PAYMENT PROCEDURES.

          6.1 Billing and Payments

          (a) In respect of each calendar month ending after the Closing Date, Astoria Power shall, on or prior to the twentieth day of the following month, prepare and render an invoice to Con Edison for the Capacity Payment due from Con Edison to Astoria Power for the preceding calendar month, calculated in accordance with Section 4.2. The Capacity Payment owed shall be due and payable 10 Business Days after Con Edison receives an invoice.

          (b) In respect of each calendar month ending after the Closing Date, Con Edison shall, on or prior to the twentieth day of the following month, prepare and render an invoice to Astoria Power for any Capacity Deficiency Payments due from Astoria Power to Con Edison for the preceding calendar month, calculated in accordance with Section 4.3. The Deficiency Capacity Payments owed shall be due and payable 10 Business Days after Astoria Power receives an invoice.

          (c) Each Party may set off any undisputed amount owed to the other Party against any undisputed amount owed to such Party by the other Party pursuant to this Agreement or other arrangement(s) specifically agreed to between the Parties, including, without limitation, amounts owed by Astoria Power to Con Edison under Section 3(b).

          (d) If any payment under Sections 3(b), 6.1(a) or 6.1(b) falls due on a day that is not a Business Day, then the payment shall be made on the next Business Day,

          (e) Interest on unpaid amounts or payments received after the due date shall accrue at a rate equal to the prime commercial lending rate established from time to time by


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Chase Manhattan Bank, N.A., New York, New York. or its successor, from the due date until the date upon which payment is made.

          (f) Any payments owed directly by Astoria Power to the NYPP or ISO, as the case may be, shall be made pursuant to the procedures established by the NYPP or ISO, as the case may be. Astoria Power shall be solely responsible for making all such payments to the NYPP or ISO.

          (g) The Parties shall maintain records, accounts and other documents sufficient to reflect accurately all transactions hereunder for a period of four years from the time of the transactions. Each Party shall, at its own expense, have the right to audit such records, accounts and other documents of the other Party during such four-year period upon reasonable prior notice to the other Party,

          6.2 Billing Disputes

          If a Party contests the amount billed in accordance with Sections 6.1
(a) or (b) before such amount is due, the contesting Party shall pay the undisputed billed amount when due and promptly provide written notice to the other Party of the disputed amount and identifying the reason for the dispute. If neither Party disputes a bill within six months after the due date of such bill, such bill shall be deemed correct. The Parties shall engage in good faith negotiations to resolve any disputed amounts within 30 days. If the Parties are unable to resolve a dispute within such period, disputed amounts shall, if requested by the billing Party, be paid into an escrow account within 30 days of such request pending resolution of the dispute, Thereafter, either Party may exercise such remedies as may be available under this Agreement, at law or in equity. In addition to any other remedies available to Astoria Power, in the event Con Edison fails to pay a disputed bill into such escrow account within 30 days of a request by Astoria Power pursuant to the previous sentence, Astoria Power may withhold Installed Capacity to be provided to Con Edison under Section
4.1 until such bill is paid into such escrow account, Interest at the rate specified in Section 5.l(e) shall accrue on any amount due hereunder, if any, that is refunded or credited to the contesting Party or that is released from escrow to the non-contesting Party, when the contested amount is resolved.

          6.3 Survival

          The provisions of Section 3, Section 4 and this Section 6 shall survive termination, expiration, cancellation, suspension, or completion of this Agreement to the extent necessary to allow for final billing and payment.

7.        FORCE MAJEURE.

          (a) Notwithstanding anything in this Agreement to the contrary, neither Party shall have any liability or be otherwise responsible to the other for its failure to carry out its obligations, with the exception of any obligation to pay money, under this Agreement if and only to the extent that it becomes impossible for either Party to so perform as a result of any occurrence or event which is beyond the reasonable control, and does not result from any fault

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or negligence, of the Party affected (each, a "Force Majeure Event"), including any act of God, strike or any other labor disturbance, act of a public enemy, war, act of terrorism, riot, any other civil disturbance, fire, storm, lightning, flood, earthquake, any other natural disasters, explosion, materials shortage, breakage or accident involving facilities, equipment or systems, any order or regulation or restriction imposed by any Governmental Authority, failure of a contractor or subcontractor caused by a Force Majeure Event and transportation delays or stoppages.

          (b) If a Party shall rely on the occurrence of a Force Majeure Event as a basis for being excused from performance of its obligations under this Agreement, then the Party relying on such occurrence shall (i) provide prompt written notice of such Force Majeure Event to the other Party giving an estimate of its expected duration and the probable impact on the performance of its obligations hereunder; (ii) exercise its reasonable best efforts to continue to perform its obligations under this Agreement; (iii) reasonably and expeditiously take action to correct or cure the Force Majeure Event, provided. however. that settlement of strikes or any other labor disturbance will be completely within the sole discretion of the Party affected by such strike or labor dispute; (iv) exercise its reasonable best efforts to mitigate or limit damages to the other Party, and (v) provide prompt written notice to the other Party of the cessation of the Force Majeure Event.

8.        ASSIGNMENT, NO THIRD PARTY BENEFICIARIES.

          (a) This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by either Party, including by operation of law, without the prior written consent of the other Party, except
(i) In the case of Con Edison, to an Affiliate of Con Edison or a third party that has a contractual or statutory obligation to supply Installed Capacity to Con Edison's retail customers; (ii) in the case of Astoria Power, to an Affiliate of Astoria Power or a third party in connection with the transfer of all of Astoria Power's right, title and interest in and to the Gas Turbines to such. Affiliate or third party, and (iii) in the case of either Party, to a lending institution or trustee in connection with a pledge or granting of a security interest in the Gas Turbines and/or this Agreement; provided, however, that no assignment or transfer of rights or obligations by either Party shall relieve it from the full liabilities and the full financial responsibility, as provided for under this Agreement, unless and until the transferee or assignee shall agree in writing to assume such obligations and duties and the other Party has consented in writing to such assumption. For purposes of this Agreement, the term "Affiliate" shall have the meaning set forth in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended.

          (b) Nothing in this Agreement is intended to confer upon any other person except the Parties any rights or remedies hereunder or shall create any third party beneficiary rights in any person.

9.        EXTENSION, WAIVER.

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          Either Party may (a) extend the time for the performance of any of the obligations or other acts of the other Party or (b) waive compliance by the other Party with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a Party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed On behalf of such Party. The failure of a Party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights. Notwithstanding anything herein to the contrary, to the extent that either Party fails, in any particular instance, to take affirmative steps to exercise its rights to witness, inspect, observe or approve the activities of the other
Party, such rights shall, solely with respect to such instance, be deemed waived in respect of such activity.

10.       COUNTERPARTS.

          This Agreement may be executed in two or more counterparts, each of which will be deemed an original, but all of which together shall constitute one and the same instrument.

11.       GOVERNING LAW.

          This Agreement shall be governed by and construed in accordance with the laws of the State of New York (regardless of the laws that might otherwise govern under applicable principles of conflicts of law).

12.       SEVERABILITY.

          If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible to the fullest extent permitted by applicable law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

13.       AMENDMENT.

          This Agreement may be amended, modified or supplemented only by an instrument in writing signed on behalf of each of the Parties. If the applicable provisions of the NYPP Rules, or the applicable provisions of the ISO Tariff or ISO Rules, relating to installed capacity requirements applicable to this Agreement or the implementation of this Agreement are changed materially, the Parties shall endeavor in good faith to make conforming changes to this Agreement with the intent to fulfill the purposes of this Agreement, Provided, however that, except as provided for in Section 2.5, in no event shall such changes modify the price for


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

Installed Capacity set forth in Section 4.2 or excuse Astoria Power from paying, or otherwise modifying its obligations in respect of, Capacity Deficiency Payments under Section 4.3. Any such conforming change to this Agreement shall be subject to all necessary regulatory authorizations, which the Parties shall request or support, as applicable.

14.       ENTIRE AGREEMENT.

          This Agreement, the APA, the other Ancillary Agreements and the Confidentiality Agreement dated August 19, 1998 between Con Edison and NRG Energy (the "Confidentiality Agreement"), including the Exhibits, Schedules, documents, certificates and instruments referred to herein or therein and other contracts, agreements and instruments contemplated hereby or thereby embody the entire agreement and understanding of the Parties in respect of the transactions contemplated by this Agreement. There are no restrictions, promises, representations, warranties, covenants or undertakings other than those expressly set forth or referred to herein or therein. This Agreement, the APA and the other Ancillary Agreements supersede all prior agreements and understandings between the Parties with respect to the transaction contemplated by this Agreement other than the Confidentiality Agreement.

15.       FURTHER ASSURANCES.

          The Parties agree to, from time to time upon the reasonable request of either Party, negotiate in good faith and execute and deliver amendments to this Agreement, including in response to regulatory, technological, operational or other changes affecting the Gas Turbines or the electric power industry generally, or such other documents or instruments as may be necessary, in order to effectuate the transactions contemplated hereby,

16.       INDEPENDENT CONTRACTOR STATUS.

          Nothing in this Agreement is intended to create an association, trust, partnership or joint venture between the Parties, or to impose a trust, partnership, or fiduciary duty, obligation or liability on or with respect to either Party, and nothing in this Agreement shall be construed as creating any relationship between Con Edison and Astoria Power other than that of independent contractors.

17.       NOTICES.

          Unless otherwise specified herein, all notices and other communications hereunder shall be in writing and shall be deemed given (as of the time of delivery or, in the case of a telecopied communication, of confirmation) if delivered personally, telecopied (which is confirmed) or sent by overnight courier (providing proof of delivery) to the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice)

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
          if to Con Edison, to:

          Consolidated Edison Company of New York, Inc.
          4 Irving Place
          New York, NY 10003
          Telecopy No.: (212) 677-0601
          Attention.- Senior Vice President & General Counsel

          if to Astoria Power, to:

          Astoria Gas Turbine Power LLC
          c/o NRG Energy Inc.
          1221 Nicollet Mill, Suite 700
          Mnneapolis, Mrinesota, 55403-2445
          Telecopy No.: (612) 373-5392
          Attention: Vice-President and General Counsel

          With a copy to:

          Astoria Gas Turbine Power LLC
          c/o NRG Energy Inc.
          1221 Nicollet Mail, Suite 700
          Minneapolis, Minnesota, 55403-2445
          Telecopy No.: (612) 373-5340
          Attention: Commercial Asset Manager

 18.      INTERPRETATION.

          When a reference is made in this Agreement to an Article or Section, such reference shall be to an Article or Section of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation" or equivalent words. The words "hereof, "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such terms. Any agreement, instrument, statute, regulation, rule or order defined or referred to herein or in any agreementOTinstrument that is referred to herein means such agreement, instrument, statute, regulations, rule or order as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes, regulations, rules or orders) by succession of comparable successor


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


statutes, regulations, rules or orders and references to all attachments thereto and instruments incorporated therein. References to a person are also to its permitted successors and assigns.

19.       JURISDICTION AND ENFORCEMENT.

          (a) Each of the Parties irrevocably submits to the exclusive jurisdiction of (i) the Supreme Court of the State of New York, New York
County and (ii) the United States District Court for the Southern District of New York, for the purposes of any suit, action or other proceeding arising out of this Agreement or any transaction contemplated hereby. Each of the Parties agrees to commence any action, suit or proceeding relating hereto either in the United States District Court for the Southern District of New York or, if such suit, action or proceeding may not be brought in such court for jurisdictional reasons, in the Supreme Court of the State of New York, New York County. Each of the Parties further agrees that service of process, summons, notice or document by hand delivery or U.S. registered mail at the address specified for such Party in Section 17 (or such other address specified by such Party from time to time pursuant to Section 17 shall be effective service of process for any action, suit or proceeding brought against such Party in any such court. Each of the Parties irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in (i) the Supreme Court of the State of New York, New York County, or (ii) the United States District Court for the Southern District of New York, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

          (b) The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which they are entitled at law or in equity.

20.       CONFLICT.

              Except as expressly otherwise provided herein or therein, in the event of any conflict or inconsistency between the terms of this Agreement and the terms of the APA or any other Ancillary Agreement, the terms of this Agreement shall prevail.



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


          IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be signed by their respective duly authorized officers as of the date and year first above written.

                                   ASTORIA GAS TURBINE POWER LLC

                                   By: /s/ Michael O'Sullivan
                                   -------------------------------------------
                                       Name:   Michael O'Sullivan
                                       Title:  Vice President


                                   CONSOLIDATED EDISON COMPANY OF NEW YORK INC.

                                   By: /s/ Joan J. Freilich
                                   -------------------------------------------
                                       Name:   Joan J. Freilich
                                       Title:  Executive VP and CFO



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